Exhibit 99.1

Socket Mobile Reports First Quarter 2024 Results

FREMONT, Calif., – May 1, 2024 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading provider of data capture and delivery solutions for enhanced workplace productivity, today reported financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”) for the three months ended March 31, 2024.

First Quarter 2024 Financial Highlights:

•	Revenue of $5.0 million, reflecting a 15% increase compared to $4.3 million for the prior year’s quarter, and a 13% sequential increase compared to $4.4 million for the preceding quarter.

•	Gross margin of 50.3% versus 48.1% in the prior year’s quarter and 52.8% in the preceding quarter.

•	Operating expenses remained unchanged at $3.0 million compared to the prior year’s period and increased from $2.8 million in the preceding quarter.

•	Operating loss amounted to $0.5 million, a decrease from $1.0 million in the prior year’s quarter, and remained unchanged from the loss of $0.5 million in the preceding quarter.

•	Cash balances on March 31, 2024 were approximately $2.8M, similar to those as of December 31, 2023.

" Our first quarter results were in line with our expectations,” said Kevin Mills, President, and Chief Executive Officer. “We were pleased with the operational improvement and expense control.”

“As we look ahead, our focus remains on promoting our new products and pursuing new opportunities. We’ve made progress in promoting our camera-based scanning technology by integrating it with our app partners’ platforms, enabling their customers to scan barcodes directly into their apps and enhance productivity. We’re advocating for the adoption of our advanced version of SocketCam C860, catering to both cost-conscious and feature-conscious data capture requirements within a single application. As customers upgrade to SocketCam C860, this selection will generate a recurring revenue stream for us each month,” continued Mills.

“We also see traction with our XtremeScan and DuraScan Wear products in the industrial barcode market, facilitating the use of iPhones and iOS applications in rugged work environments.

“Additionally, we announced availability of the DuraSled™ Bluetooth Barcode Scanners for the iPhone 15. Our DuraSled models combine 1D/2D Bluetooth barcode scanning capabilities into a handheld sled case for iPhones, creating a one-handed solution. Employers can now support workers who use iPhone 15 in addition to supporting older iPhones all using the same chargers, accessories, and SDK,” continued Mr. Mills.

"We look forward to discussing our new products and strategies for fostering sales growth in the upcoming conference call,” concluded Mr. Mills.

Conference Call

Management of Socket Mobile will hold a conference call today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the live conference call is (800) 237-1091 toll-free from within the U.S. or (848) 488-9280 (toll).

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode-enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless readers/writers. Mobile Applications servicing the specialty retailer, field service, digital ID, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Fremont, Calif., and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on LinkedIn, Twitter, and keep up with our latest News and Updates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution, and market acceptance of the products, and statements predicting trends, sales, market conditions, and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket Mobile is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2024, Socket Mobile, Inc. All rights reserved.

– Financial tables to follow –

Socket Mobile, Inc.

Condensed Summary Statements of Operations (Unaudited)

(Amounts in thousands except per share amounts)

	Three months ended March 31,
	2024	2023
Revenue	$4,978	$4,312
Cost of revenue	2,473	2,240
Gross margin	2,505	2,072
Gross margin percent	50.3%	48.1%
Research & development	1,208	1,247
Sales & marketing	1,031	1,006
General & administrative	751	774
Total operating expenses	2,990	3,027
Operating loss	(485)	(955)
Interest expense, net	(72)	(38)
Income tax expense	—	—
Net loss	$(557)	$(993)
Net loss per share:
Basic	$(0.07)	$(0.12)
Fully diluted	$(0.07)	$(0.12)
Weighted average shares outstanding:
Basic	7,442	7,107
Fully diluted	7,442	7,107

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	(Unaudited) March 31, 2024	December 31, 2023*
Cash	$2,772	$2,827
Accounts receivable	2,073	1,700
Inventories	5,413	5,409
Deferred costs on shipments to distributors	363	323
Other current assets	380	441
Property and equipment, net	2,796	3,033
Deferred tax assets	10,112	10,112
Intangible assets, net	1,528	1,559
Operating leases right-of-use assets	2,976	3,088
Other long-term assets	249	250
Total assets	$28,662	$28,742
Accounts payable and accrued liabilities	$2,385	$2,185
Subordinated convertible notes payable, net of discount	150	150
Subordinated convertible notes payable, net of discount-related party	2,837	2,836
Deferred revenue on shipments to distributors	912	826
Deferred service revenue	34	33
Operating lease liabilities	3,185	3,292
Total liabilities	9,503	9,322
Common stock	68,687	68,391
Accumulated deficit	(48,490)	(47,933)
Treasury stock	(1,038)	(1,038)
Total equity	19,159	19,420
Total liabilities and equity	$28,662	$28,742

*Derived from audited financial statements.

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